Exhibit 99.1

CONTACT:

Tom Steinbauer Senior Vice President of Finance, Chief Financial Officer Ameristar Casinos, Inc. (702) 567-7000

AMERISTAR REPORTS RECORD FINANCIAL
RESULTS FOR THE FIRST QUARTER OF 2004

Las Vegas, Nevada, April 28, 2004–Ameristar Casinos, Inc. (Nasdaq-NMS: ASCA) today announced record financial results for the first quarter of 2004.

First Quarter 2004 Highlights:

•	Record consolidated net revenues of $214.4 million for the first quarter of 2004, representing an increase of $25.8 million, or 13.7%, over the first quarter of 2003.

•	Record consolidated operating income of $42.1 million for the first quarter of 2004, representing an increase of $7.1 million, or 20.3%, over the first quarter of 2003.

•	Record consolidated EBITDA (a non-GAAP financial measure which is defined and reconciled with operating income below) of $59.5 million for the first quarter of 2004, representing an increase of $9.4 million, or 18.8%, over the first quarter of 2003.

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•	Net income of $15.9 million for the first quarter of 2004, up $4.2 million, or 35.7%, from the first quarter of 2003.

•	Diluted earnings per share of $0.58 for the first quarter of 2004, compared to $0.44 for the first quarter of 2003. Analysts’ latest consensus estimate for the first quarter of 2004, as reported by Zacks, was $0.55.

•	On March 31, 2004, our Board of Directors declared the first quarterly cash dividend in the Company’s history of $0.125 per share, payable on April 30, 2004 to shareholders of record on April 14, 2004.

•	During the first quarter 2004, we prepaid $15.0 million of long-term debt under our senior credit facilities, further improving our total debt leverage ratio (as defined in our senior credit agreement) from 4.38:1 at March 31, 2003 to 3.27:1 at March 31, 2004.

•	During the first quarter 2004, Standard & Poor’s upgraded the Company’s credit rating to “BB-” and “Positive Outlook,” recognizing our improved leverage ratio and increased free cash flow.

•	We were number one in market share (based on gross gaming receipts) in each of our markets.

•	We achieved a record consolidated EBITDA margin in the first quarter 2004 of 27.7%, compared to 26.5% in the first quarter 2003.

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“Our record first quarter financial results further validate the strength of Ameristar’s brand,” said Craig H. Neilsen, Chairman and CEO. “We are extremely pleased with our market share leadership in all of the jurisdictions in which we operate. Indeed, the strength of the Ameristar business model is the principal driver of our superior performance. With the declaration of the Company’s first dividend during the first quarter, we are pleased to be able to return a portion of our earnings to our shareholders as result of our continued improvement in operating results. We believe that we are well positioned for continued financial success that will enable us to continue to grow the Company, pay dividends, reduce debt and improve leverage.”

Financial Results

     Net Revenues

     Net revenues for the first quarter of 2004 increased to $214.4 million, an increase of 13.7% compared to the first quarter of 2003. All of our properties improved in net revenues, including double-digit percentage increases at Ameristar Vicksburg (21.0%), Ameristar St. Charles (15.8%), Ameristar Council Bluffs (12.6%) and Ameristar Kansas City (11.2%).

     For the quarter, each of our properties continued to be ranked number one in market share in its respective market. Ameristar St. Charles and Ameristar Kansas City increased reported market shares by 2.9 and 0.9 percentage points, respectively, over the prior-year first quarter to 33.1% and 34.1%, respectively. Ameristar Council Bluffs and Ameristar Vicksburg extended and improved their long-time market leadership positions by 3.3 and 6.8 percentage points, respectively, over the prior-year first quarter,

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reporting market shares of 41.8% and 45.9%, respectively. Casino revenues for the first quarter of 2004 were $215.3 million, an increase of $31.6 million, or 17.2%, from the first quarter 2003, including increases in slot revenues of $28.0 million (17.7%) and table games revenues of $3.5 million (13.7%). Increased casino revenues are principally the result of our continued and expanding market share leadership and the growth in each of our markets due to improvement in the general economy.

     We also believe that the growth in slot revenues has been driven by our continued leadership in the implementation of coinless slot technology at our Ameristar-branded properties, which is expected to be close to 100% by the end of 2004. In addition, we believe our accelerated introduction of new-generation nickel and penny slot machines at our Ameristar-branded properties is a principal contributor to the improvement in slot revenues due to the popularity of this segment of the slot market.

     The growth in table games revenues was driven by a $0.8 million (53.5%) increase in poker revenues at our Missouri properties in the first quarter 2004 compared to the first quarter 2003. We believe we are well positioned at our Missouri properties to continue to capture additional revenue in the rapidly growing poker segment of the table games market.

     Our restaurants and bars continued to be quality leaders in all of our markets, as evidenced by food and beverage revenues increasing $4.3 million, or 17.3%, in the first quarter of 2004 compared to the prior-year quarter. The increase is principally attributed to our new food and beverage venues that opened at Ameristar Kansas City

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in the third quarter of 2003 and Ameristar Vicksburg’s newly renovated Heritage Buffet, which was completed in the fourth quarter of 2003.

     Operating Income and EBITDA

     In the first quarter 2004, consolidated operating income increased 20.3% to $42.1 million and consolidated EBITDA increased 18.8% to $59.5 million compared to the first quarter 2003. Consolidated EBITDA margin improved to 27.7% from 26.5% in the first quarter 2003, led by Ameristar Vicksburg, which reported an EBITDA margin of 39.6% in the first quarter 2004, an increase of 4.6 percentage points over the prior-year quarter. Ameristar St. Charles also improved its EBITDA margin to 35.1%, from 32.6% in the first quarter of 2003. At Ameristar Council Bluffs, EBITDA margin increased to 35.1% in the first quarter of 2004, from 33.0% in the first quarter of 2003. The growth in operating income and EBITDA at these properties was principally driven by the increase in revenues noted above and our continued implementation of cost-control initiatives.

     At Ameristar Kansas City, operating income margin decreased to 18.4% in the first quarter 2004 from 21.1% in the first quarter 2003. This decrease is principally due to an increase in depreciation expense of $1.8 million in the first quarter 2004 compared to the first quarter 2003, as a result of the completion of the enhancement and renovation projects at the property in the third quarter 2003. EBITDA increased $1.4 million, or 10.4%, over the prior-year first quarter due primarily to the aforementioned increase in revenues.

     At our Jackpot properties, operating income margin and EBITDA margin decreased 2.5 and 3.7 percentage points, respectively, in the first quarter 2004

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compared to the first quarter 2003. Adverse weather conditions and increased administrative costs in the 2004 quarter were the principal reasons for these decreases.

     The improvements in consolidated operating income and consolidated EBITDA were achieved despite a $2.3 million increase in corporate expense in the first quarter 2004 compared to the first quarter 2003. Corporate expense increased as a result of the continued growth of the Company, the consolidation of certain management functions at the corporate level, the addition of corporate staff to position us for future expansion and increased development activities. We expect this trend to continue throughout 2004.

     Depreciation and amortization expense increased to $17.3 million in the first quarter of 2004 from $15.0 million in the first quarter of 2003, primarily due to the increase in our depreciable assets resulting from the enhancement and renovation projects at Ameristar Kansas City and the continued implementation of coinless slot technology at all of our properties.

     Net Income and Diluted Earnings per Share

     For the first quarter of 2004, net income increased 35.7% to $15.9 million from $11.7 million for the first quarter of 2003. Diluted earnings per share for the first quarter of 2004 increased to $0.58 per share, compared to $0.44 per share for the first quarter of 2003. Interest expense for the 2004 first quarter was $15.4 million versus interest expense for the first quarter of 2003 of $16.6 million. The decline in interest expense was due to a decrease in our long-term debt levels and lower interest rates on our senior credit facilities year-over-year. During the first quarter of 2004, we prepaid $15.0

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million of principal under our senior credit facilities, which resulted in a non-operating loss on early retirement of debt of $0.2 million. Our effective income tax rate for the quarter ended March 31, 2004 was 40.0%, compared to 36.4% for the quarter ended March 31, 2003, due primarily to an increase in the effective state income tax rate.

Liquidity and Capital Resources

     Our financial position remains strong, with approximately $79.0 million of cash and cash equivalents and $68.9 million of available borrowing capacity under our senior credit facilities at March 31, 2004. During the first quarter of 2004, we reduced our long-term debt by approximately $15.9 million, including the prepayment of $15.0 million of principal under our senior credit facilities. At March 31, 2004, our total debt was $701.0 million, representing a decrease of $87.4 million (11.1%) from March 31, 2003. Recognizing our improved leverage ratio, Standard & Poor’s upgraded the Company’s credit rating to “BB-” and “Positive Outlook” during the quarter.

     Capital expenditures for the first quarter of 2004 totaled $13.4 million and included capital maintenance projects at Ameristar Vicksburg, the continued acquisition of coinless slot machines at our Ameristar-branded properties and the implementation of new marketing and operations-oriented information technology solutions.

Outlook

     Based on our preliminary results of operations to date in April 2004 and our outlook for the remainder of the quarter, we currently estimate operating income of $39.5 million to $40.5 million, EBITDA of $57 million to $58 million (given anticipated

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depreciation expense of $17.5 million), interest expense of $13.8 million and diluted earnings per share of $0.55 to $0.57 for the second quarter of 2004.

     For the year ending December 31, 2004, we are revising our previously issued earnings guidance and currently estimate operating income of $151 million to $159 million (increased from prior guidance of $144 million to $154 million), EBITDA of $222 million to $230 million (increased from prior guidance of $215 million to $225 million) and diluted earnings per share of $2.03 to $2.21 (increased from prior guidance of $1.94 to $2.16).

Conference Call

     We will hold a conference call to discuss our first quarter results and guidance for the second quarter at 3:00 p.m. Eastern Time on April 28, 2004. The call can be accessed live by calling (877) 502-9273. It can be replayed until May 6, 2004 at 1:00 a.m. Eastern Time by calling (888) 203-1112 and using the access code number 467232. This press release may be accessed on our website at http://www.ameristarcasinos.com/pr/default.asp.

Forward-Looking Information

     This press release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It

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is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1. Business — Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2003.

About Ameristar

     Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by innovative architecture, state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar’s focus on the total entertainment experience and the highest quality guest service has earned it the leading market share position in each of the five markets in which it operates. Founded in 1954 in Jackpot, Nevada, Ameristar recently marked its 10th anniversary as a public company. The company has a portfolio of six casinos: Ameristar Kansas City; Ameristar St. Charles (greater St. Louis); Ameristar Council Bluffs (Omaha, Nebraska and southwestern Iowa); Ameristar Vicksburg (Jackson, Mississippi and Monroe, Louisiana); and Cactus Petes and the Horseshu in Jackpot, Nevada (Idaho and the Pacific Northwest).

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Visit Ameristar Casinos’ Web site at www.ameristarcasinos.com
(which shall not be deemed to be incorporated in or a part of this news release).

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AMERISTAR CASINOS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Three Months
	Ended March 31,
	2004	2003
REVENUES:
Casino	$215,310	$183,760
Food and beverage	29,048	24,765
Rooms	6,314	5,506
Other	5,659	4,650

	256,331	218,681
Less: Promotional allowances	41,968	30,161

Net revenues	214,363	188,520

OPERATING EXPENSES:
Casino	96,118	84,519
Food and beverage	15,336	14,113
Rooms	1,625	1,601
Other	3,174	3,408
Selling, general and administrative	38,532	34,385
Depreciation and amortization	17,332	15,011
Impairment loss on assets held for sale	112	452

Total operating expenses	172,229	153,489
Income from operations	42,134	35,031
OTHER INCOME (EXPENSE):
Interest income	10	107
Interest expense, net	(15,435)	(16,594)
Loss on early retirement of debt	(246)	—
Other	43	(113)

INCOME BEFORE INCOME TAX PROVISION	26,506	18,431
Income tax provision	10,605	6,711

NET INCOME	$15,901	$11,720

EARNINGS PER SHARE:
Basic	$0.59	$0.45

Diluted	$0.58	$0.44

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	26,805	26,259

Diluted	27,581	26,743

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AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(Amounts in Thousands)
(Unaudited)

	Three Months
	Ended March 31,
	2004	2003
Consolidated cash flow information:
Cash flows provided by operations	$35,079	$34,263
Cash flows used in investing	(21,032)	(27,807)
Cash flows used in financing	(13,317)	(10,103)
Net revenues
Ameristar St. Charles	$71,439	$61,666
Ameristar Kansas City	57,603	51,811
Ameristar Council Bluffs	42,354	37,615
Ameristar Vicksburg	28,915	23,889
Jackpot Properties	14,052	13,631
Corporate and other	—	(92)

Consolidated net revenues	$214,363	$188,520

Operating income (loss)
Ameristar St. Charles	$19,422	$14,480
Ameristar Kansas City	10,582	10,941
Ameristar Council Bluffs	12,217	9,921
Ameristar Vicksburg	8,710	5,938
Jackpot Properties	1,345	1,656
Corporate and other	(10,142)	(7,905)

Consolidated operating income	$42,134	$35,031

EBITDA (1)
Ameristar St. Charles	$25,043	$20,119
Ameristar Kansas City	15,231	13,802
Ameristar Council Bluffs	14,871	12,427
Ameristar Vicksburg	11,456	8,370
Jackpot Properties	2,251	2,688
Corporate and other	(9,386)	(7,364)

Consolidated EBITDA	$59,466	$50,042

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AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA – CONTINUED
(Unaudited)

	Three Months
	Ended March 31,
	2004	2003
Operating income margins (2)
Ameristar St. Charles	27.2%	23.5%
Ameristar Kansas City	18.4%	21.1%
Ameristar Council Bluffs	28.8%	26.4%
Ameristar Vicksburg	30.1%	24.9%
Jackpot Properties	9.6%	12.1%
Consolidated operating income margin	19.7%	18.6%
EBITDA margins (1)
Ameristar St. Charles	35.1%	32.6%
Ameristar Kansas City	26.4%	26.6%
Ameristar Council Bluffs	35.1%	33.0%
Ameristar Vicksburg	39.6%	35.0%
Jackpot Properties	16.0%	19.7%
Consolidated EBITDA margin	27.7%	26.5%

(1)	EBITDA is earnings before interest, taxes, depreciation and amortization. EBITDA is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry and a principal basis for the valuation of gaming companies. Our credit agreement also requires the use of EBITDA as a measure of compliance with our principal debt covenants. In addition, management uses property-level EBITDA (EBITDA before corporate expense) as the primary measure of our operating properties’ performance, including the evaluation of operating personnel. EBITDA margin is EBITDA as a percentage of net revenues. EBITDA should not be construed as an alternative to income from operations (as determined in accordance with GAAP) as an indicator of our operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. We have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. It should also be noted that not all gaming companies that report EBITDA calculate EBITDA in the same manner as we do.

(2)	Operating income margin is operating income as a percentage of net revenues.

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Reconciliation of Operating Income (Loss) to EBITDA

     The following table sets forth a reconciliation of operating income (loss), a GAAP financial measure, to EBITDA, a non-GAAP financial measure.

	Three Months
	Ended March 31,
	2004	2003
	(Unaudited, amounts in thousands)
Ameristar St. Charles:
Operating income	$19,422	$14,480
Depreciation and amortization	5,621	5,639

EBITDA	$25,043	$20,119

Ameristar Kansas City:
Operating income	$10,582	$10,941
Depreciation and amortization	4,649	2,861

EBITDA	$15,231	$13,802

Ameristar Council Bluffs:
Operating income	$12,217	$9,921
Depreciation and amortization	2,654	2,506

EBITDA	$14,871	$12,427

Ameristar Vicksburg:
Operating income	$8,710	$5,938
Depreciation and amortization	2,746	2,432

EBITDA	$11,456	$8,370

Jackpot Properties:
Operating income	$1,345	$1,656
Depreciation and amortization	906	1,032

EBITDA	$2,251	$2,688

Corporate and other:
Operating loss	$(10,142)	$(7,905)
Depreciation and amortization	756	541

EBITDA	$(9,386)	$(7,364)

Consolidated:
Operating income	$42,134	$35,031
Depreciation and amortization	17,332	15,011

EBITDA	$59,466	$50,042

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